UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2012

SunSi Energies Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-145910	20-8584329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 24th Floor New York, New York	10167
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  646-205-0291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective October 8, 2012, SunSi Energies Inc. (“Company”) filed a Certificate of Change to the Company's Articles of Incorporation to provide for a reverse stock split (or share consolidation) at a ratio of one (1) post-consolidation share for every two (2) of the Company's common stock that were issued and outstanding on the effective date of the amendment.

As a result of the consolidation, every two (2) of the Company's common stock that are issued and outstanding on the Effective Date will be automatically combined into one (1) issued and outstanding common stock, without any change in the par value of such shares.

Any fractional shares resulting from the consolidation will be rounded up to the nearest whole. The consolidation reduced the number of common stock of the Company issued and outstanding from approximately 31.6 million shares pre-consolidation to approximately 15.8 million shares post-consolidation. Additionally, the consolidation reduced the Company’s authorized capital stock to 37.5 million shares of common stock and 12.5 million shares of preferred stock post-consolidation.

The foregoing description of the consolidation is qualified in its entirety by reference to the Certificate of Change, as amended by a Certificate of Correction, providing for the consolidation, as filed with the Nevada Secretary of State, copies of which are filed as Exhibits 3.1 and 3.2 hereto and are incorporated into this report by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit
Number                                 Description of Exhibit
3.1	Certificate of Change Pursuant to NRS 78.209
3.2	Certificate of Correction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SunSi Energies Inc.

Dated:	October 11, 2012

By:	/s/ David Natan
David Natan
CEO